Exhibit 4.5

                           IRS REQUIRED AMENDMENT TO
                SAVINGS PLAN FOR EMPLOYEES OF BAROID CORPORATION



         THIS AGREEMENT by  the Employee Benefits Administration  Committee

    ("EBAC") of Baroid Corporation (the "Company"),

                              W I T N E S S E T H:

         WHEREAS,  the Company  has previously  adopted the Plan  and Trust

    Agreement known as "Savings  Plan for Employees of  Baroid Corporation"

    (the "Plan"); and

         WHEREAS,  pursuant to  Section 11.2  of the  Plan, EBAC  (formerly known as the Pension and Employee Benefits Committee) has the authority to approve any amendment required by the Internal Revenue Service prior to approving the Plan; and

         WHEREAS, the Internal Revenue  Service is requiring this amendment prior to approval of the Plan;

         NOW, THEREFORE, the parties  hereto agree that the Plan  is hereby amended,  effective  as  of  January  1,  1987  (except  where  another effective date is  stated), primarily for the purpose  of clarification of certain provisions of the Plan, as follows:

         1)   Section 2.17  of the Plan is  amended by the addition  of the following words at the end of the first sentence thereof:

         "Provided however, any person described in (a) through (b) of the immediately preceding sentence shall be deemed to be an Employee for purposes of Section 2.23.


         2)   Section 4.5(d) of the Plan is amended by the insertion of the words "but  which have not  yet been contributed  to the Plan  for such

    Plan Year" immediately  after the  words "may elect  to treat  Employer contributions which are made for any Plan Year".



         3)   Section 6.1  of the Plan is  amended by the  insertion of the words  "Subject to  Section  8.4(f)," at  the  beginning of  the  first sentence thereof.

         4)   Section 8.4 of the Plan is completely amended and restated to read as provided in the substitute pages attached to this amendment.

         5)   Section 12.2 of the  plan is amended  by the deletion of  the words "or after any amendment" from the first sentence thereof.

         6)   Section 13.3(d) of the Plan is amended by the deletion of the cross reference to Article VI and the substitution of a cross reference to Article IX in its stead.

         7)   Section  14.2(d) of the Plan is  amended by the creation of a new subsection (iv) to read as follows:

         "(iv)  For   purposes  of  this   Section  14.2(d),   Pre-Tax
         Contributions  shall be  the  last amounts  to be  considered
         Excess Amounts."

     8.4  Forfeitures  Upon  Distribution   Prior  to   Full  Vesting   and
    Repayment. Except as provided in Paragraphs 8.5 and 8.6, any termination of employment of a Participant, prior to the time his account attributable to the Employer Contributions made with respect to him is 100% vested in accordance with Paragraphs 8.2 or 8.5, may result in a forfeiture of the current value of the nonvested amounts subject to the following provisions, effective January 1, 1992.

          (a) General Rule: The value of his vested interest in his After-Tax and Additional After-Tax Contributions, and in the Total Pre-Tax and Employer Contributions made on his behalf will be paid to him in accordance with Paragraph 9.1. Notwithstanding any other provisions of the Plan to the contrary, any nonvested amounts that were held under the Plan (as in effect immediately prior to the Plan Year that commenced on January 1, 1992), in Accounts maintained for Participants who had incurred at least five (5) consecutive one year Breaks in Service on or before January 1, 1992, shall be deemed to have been forfeited during the first Plan Year that commenced immediately after December 31, 1991 and shall be applied as herein provided.

          (b)  Cashouts Within Two Plan Years  After Employment Terminates:
     The Participant shall not be entitled to the value of the nonvested portion of his account attributable to Employer Contributions which nonvested portion shall be forfeited as of the date distribution of his vested account balance is made or commenced (due to such person's cessation of participation in the Plan) by the close of the second complete Plan Year following the Plan Year in which his employment terminated, and applied in accordance with Paragraph 5.4. Otherwise, with respect to the nonvested portion of such account of a Participant who received a distribution of all or a portion of the vested portion of such account other than by the close of the second complete Plan Year following the Plan Year in which his employment terminated, such forfeiture shall occur on the date on which such Participant incurs five consecutive one-year Breaks in Service following the date of termination of employment. Provided, however, that if the Participant
     (1) received a distribution which includes the full amount of his entire vested interest in his account attributable to Employer Contributions as a result of his termination of participation in the Plan, which distribution is $3,500 or less, or is more than $3,500 but is consented to, (2) returns to active employment before incurring five consecutive one-year Breaks in Service and (3) not later than the end of the five-year period beginning with the Employee's resumption of employment covered by the Plan, repays to the Trust Fund, in cash or shares of Employer Stock (but only to the extent of the number of shares received upon distribution), the entire value of his account balance at the time of distribution to him, the amount repaid and the nonvested portion of the Employer Contributions previously made on the Participant's behalf shall be restored to such Participant's accounts in an amount equal to the value of his accounts on the date of distribution and shall be invested in accordance with the option in effect for such Participant at the time of repayment. In addition, if such Participant (1) received a distribution by the close of the second Plan Year following the Plan Year in which his employment terminated, which distribution was less than the full amount of his entire vested interest in his account attributable to Employer Contributions, which interest is $3,500 or less, or is more than $3,500 but is consented to, and (2) returns to active employment before incurring five consecutive one-year Breaks in Service following the date his employment terminated, the nonvested portion of the Employer Contributions previously made on the Participant's behalf shall be restored to such Participant's accounts in an amount equal to the value of his accounts on the date the distribution commenced without any requirement that he repay to the Trust Fund any amount of the distribution attributable to Employer Contributions; provided, however, any future distributions attributable to Employer Contributions shall be subject to offset by the amount of the prior distribution that was not repaid incident to restoration to the Participant's account pursuant to this sentence. There shall be no adjustment for any gains or losses which may be incurred between the date of distribution and the date of repayment.

          (c) Deemed Cashouts: If the Participant did not have a vested interest in any contributions credited to his account at the time of his termination of participation in the Plan he shall be deemed to have received a distribution of a vested interest in any contributions credited to his account equal to zero (although actually receiving no distribution from his account as a result of his termination of participation in the Plan), and his account will be restored if he resumes employment covered under the Plan prior to incurring a period of five consecutive one-year Breaks in Service following the date of the termination.

          (d) Distributions Made or Begun More Than Two Plan Years After Employment Terminates: With respect to a Participant whose vested interest in his account attributable to Employer Contributions is less than 100% and who receives a termination distribution from his account attributable to Employer Contributions other than by the close of the second Plan Year following the Plan Year in which his employment terminated, any amount remaining in his account attributable to

     Employer Contributions shall continue to be maintained as a separate account. At any relevant time, such Participant's nonforfeitable portion of such separate account shall be determined in accordance with the following formula:

                               X = P (AB + D) - D

     For purposes of applying the formula: X is the nonforfeitable portion of such separate account at the relevant time; P is the Participant's vested interest in his account attributable to Employer Contributions at the relevant time; AB is the balance of such separate account at the relevant time; and D is the amount of the distribution. For all other purposes of the Plan, a Participant's separate account shall be treated as an account attributable to Employer Contributions. The forfeitable portion of such terminated Participant's separate account shall be forfeited on the date on which such Participant incurs five consecutive one-year Breaks in Service following the date of termination of employment.

          (e) Deferred Vested Distributions: With respect to a Participant who terminates employment with the Employer with a vested interest in his account attributable to Employer Contributions greater than 0% but less than 100% and who is not otherwise subject to the forfeiture provisions of paragraph (b) or paragraph (d) above, the forfeitable portion of such terminated Participant's account attributable to Employer Contributions shall be forfeited on the date on which such Participant incurs five consecutive one-year Breaks in Service following the date of termination of employment.

          (f) Investment of Forfeitable Account Balances: A terminated Participant shall be entitled to direct the investment of his Account up until such time as investments are liquidated, if applicable, and distribution of his entire vested interest is made in accordance with
     Article IX. Thereafter, the forfeitable portion of such Account shall be invested by the Committee.